Exhibit 16.1

November 6, 2008

United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Dear Sir or Madam:

Re: Big Cat Energy Corporation

This letter is to confirm that Gordon Hughes & Banks, LLP, the former independent registered public accounting firm of Big Cat Energy Corporation (“Big Cat”), has read the disclosures included under Item 4.01 of Big Cat’s Form 8-K report dated November 6, 2008. We agree with the statements relating to our firm with respect to the change in Big Cat’s independent registered public accounting firm.

Yours truly,

Gordon Hughes & Banks, LLP

By: PEGGY E. JENNINGS
      Peggy E. Jennings, CPA
      Director of Audit Services
      Gordon Hughes & Banks, LLP
      5299 DTC Boulevard, Suite 1000
      Greenwood Village, CO 80111
      Phone: (303) 770-5700
      Fax: (303) 770-7581